File No. 70-9757

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM U-1/A POST-EFFECTIVE AMENDMENT NO. 4
APPLICATION OR DECLARATION
under the
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Entergy Mississippi, Inc.
308 East Pearl Street
Jackson, Mississippi 39201

(Names of company filing this statement and address of principal executive offices)

_____________________________________________________

Entergy Corporation

(Name of top registered holding company parent of each applicant or declarant)

_______________________________________________________

Carolyn C. Shanks                                                                                         Steven C. McNeal
President and Chief                                                                                        Vice President and Treasurer
   Executive Officer                                                                                         Entergy Services, Inc.
Entergy Mississippi, Inc.                                                                                 639 Loyola Avenue
308 East Pearl Street                                                                                     New Orleans, Louisiana 70113
Jackson, Mississippi 39201

(Name and address of agent for service)

________________________________________________________

The Commission is requested to mail copies of all orders, notices and other communications to:

Mark G. Otts, Esq.                                                                                 William T. Baker, Jr., Esq.
Senior Counsel -                                                                                     Kimberly M. Reisler, Esq.
Corporate and Securities                                                                         Thelen Reid & Priest LLP
Entergy Services, Inc.                                                                              875 Third Avenue, 10th Floor
639 Loyola Avenue                                                                                 New York, New York 10022
New Orleans, Louisiana 70113                                                               (212) 603-2000
(504) 576-5228                                                                                      (212) 603-2001 (fax)
(504) 576-4150 (fax)

Item 1. Description of Proposed Transactions

By order dated December 26, 2000 (HCAR No. 27317) (the "First Order"), the Company was authorized, among other things, from time to time through December 31, 2003, to (a) to issue and sell up to (i) $540 million of its first mortgage bonds ("Bonds") and/or EMI's debentures ("Debentures"); (ii) $50 million of (a) preferred securities of a subsidiary of the Company ("Entity Interests") and/or (b) its preferred stock ("Preferred Stock"); (iii) $46 million of tax-exempt bonds ("Tax-Exempt Bonds") to be issued by the appropriate governmental authority, including the pledge of its first mortgage bonds up to $52 million as security; and (iv) $100 million of municipal securities ("Municipal Securities") issued by the appropriate municipal entity. Such order authorized fees, commissions and expenses of the underwriters to be incurred in connection with the Bonds, Debentures, Preferred Stock and Tax-Exempt Bonds not to exceed 2% of the principal amount to be sold, and in the case of Entity Interests and Debentures issued under a subordinated debenture indenture, 3.25% of the principal amount to be sold.

By order dated October 1, 2002 (HCAR No. 27572) (the "Second Order"), the Company was authorized, in connection with the issuance and sale of Bonds, Debentures, Debentures issued under a subordinated debenture indenture, Preferred Stock, Entity Interests, Tax-Exempt Bonds and Municipal Securities, to incur fees, commissions and expenses of the underwriters not to exceed the lesser of 3.25% of the principal amount, respectively, to be sold or those generally paid at the time of pricing for sales of first mortgage bonds, debentures, debentures issued under a subordinated debenture indenture, preferred stock, subsidiary interests, tax-exempt bonds or municipal securities, respectively, having the same maturity, issued by companies of comparable credit quality and having similar terms, conditions and features.

The Company believes that current market conditions make (1) prefunding of certain series of near-term maturing debt and (2) early refunding of certain series of longer-term maturing debt economically advisable for the Company. The Company therefore requests authority to increase the aggregate principal amount of Bonds and/or Debentures issuable through December 31, 2003, with the same terms and conditions as those authorized by the First and Second Orders, by $200 million from $540 million to $740 million. Accordingly the Company amends Item 1, Section A in this File to read in its entirety as follows:

Section A. Overview

1. Entergy Mississippi, Inc., a Mississippi corporation ("Company"), and a subsidiary of Entergy Corporation ("Entergy"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended, ("Holding Company Act"), proposes, from time to time through December 31, 2003, through negotiated public offering or competitive bidding, (1) to issue and sell one or more series of the Company's first mortgage bonds ("Bonds") and/or one or more series of the Company's debentures ("Debentures") in a combined aggregate principal amount of Bonds and Debentures not to exceed $540 million, and/or the purchasing of insurance as collateral security for such Bonds and/or Debentures, and/or (2) to issue and sell (a) through one or more special purpose subsidiaries of the Company, one or more series of preferred securities of such subsidiary having a stated per share liquidation preference ("Entity Interests") and/or (b) one or more new series of the Company's Preferred Stock ("Preferred"), in a combined aggregate amount of Entity Interests and Preferred not to exceed $50 million (the issuance of the Entity Interests to include the issuance of one or more series of the Company's junior subordinated debentures to said special purpose subsidiaries, each series of junior subordinated debentures in an amount not to exceed the amount of the respective series of Entity Interests plus an equity contribution and in addition to, and not to be included in the $540 million combined aggregate principal amount of Bonds and Debentures requested in subsection (1) above), and/or (3) to enter into arrangements for the issuance and sale of one or more series of tax-exempt bonds ("Tax-Exempt Bonds") in an aggregate principal amount not to exceed $46 million for the financing of certain pollution control facilities, including but not limited to sewage and/or solid waste disposal facilities that have not heretofore been the subject of such financing or for the refinancing of outstanding tax-exempt bonds issued for that purpose, including the possible issuance and pledge of one or more new series of Bonds ("Collateral Bonds") as collateral security for such Tax-Exempt Bonds in an aggregate principal amount not to exceed $52 million which amount of said Collateral Bonds is not included in the $540 million combined aggregate principal amount of Bonds and Debentures referred to in subsection (1) above and/or the purchasing of letters of credit and/or insurance as collateral security for such Tax-Exempt Bonds, and/or (4) to enter into arrangements for the issuance of municipal securities in an aggregate principal amount not to exceed $100,000,000 ("Municipal Securities") to be issued in one or more series through a state or local municipal entity ("Municipal Entity") (the financings contemplated in (1) through (4) above being hereinafter collectively referred to as "New Financing Plan"). Each of these proposed transactions is discussed in detail below.

2. The Company believes that current market conditions make (1) prefunding of certain series of near-term maturing debt and (2) early refunding of certain series of longer-term maturing debt economically advisable for the Company. The Company therefore proposes to issue up to an additional $200 million in aggregate principal amount of Bonds and/or Debentures through December 31, 2003, with the same terms and conditions as those authorized previously authorized in this file, thereby increasing the aggregate principal amount of Bonds and/or Debentures issuable pursuant to this file from $540 million to $740 million.

Item 5. Procedure

The Company requests that the Commission's notice of proposed transactions published pursuant to Rule 23(e) be issued as soon as possible, and that the Commission's order authorizing the remaining transactions proposed in this proceeding be issued by June 25, 2003, to meet the Company's current financing schedule.

The Company hereby waives a recommended decision by a hearing officer or any other responsible officer of the Commission, agrees that the Staff of the Division of Investment Management may assist in the preparation of the Commission's decision, and requests that there be no waiting period between the issuance of the Commission's order and the date it is to become effective.

Item 6. Exhibits and Financial Statements

Section A. Exhibits

* H-3 Suggested Form of Notice of Proposed Transactions for publication in the Federal Register.

__________________

* Previously filed.

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 4 to the Application-Declaration to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERGY MISSISSIPPI, INC.

By: /s/ Steven C. McNeal
Steven C. McNeal
Vice President and Treasurer

Dated: July 24, 2003